Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 1999, appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 1999 and of our report dated July 23, 1999 relating to the Statement of Revenue and Certain Expenses for the period from January 1, 1998 through October 9, 1998 of Brodie Oaks Shopping Center and our report dated August 6, 1999 relating to the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 of Regal Distribution Center, included in the Current Report on Form 8-K of Weingarten Realty Investors dated August 13, 1999 and to the reference to us under the heading "Experts" in the Reoffer Prospectus.



DELOITTE  &  TOUCHE  LLP

Houston,  Texas
January  11,  2000